Exhibit 2.6

                            CERTIFICATE OF AMENDMENT

                                       OF

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         NORTHWEST AIRLINES CORPORATION

            I, Douglas M. Steenland, Senior Vice President, Secretary and General Counsel of Northwest Airlines Corporation (the "Corporation"), a corporation duly organized and existing under the laws of the State of Delaware, hereby certify that:

            1. Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation (the "Charter") is amended to read in its entirety as follows:

                  FOURTH: The total number of shares of stock which the
            Corporation has authority to issue is 360,020,000 shares, consisting of: (i) 315,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"); and (ii) 45,020,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

                  (a) Conversion. (i) All outstanding shares of Class A Common
            Stock, par value $.01 per share, of the Corporation ("Class A Common Stock") and Class B Common Stock, par value $.01 per share, of the Corporation ("Class B Common Stock") previously authorized by the Second Amended and Restated Certificate of Incorporation shall, as of the date of effectiveness of this Certificate of Amendment, be converted, without the action of any holder thereof, into an equal number of shares of Common Stock. The Class A Common Stock and the Class B Common Stock shall no longer be authorized by the Corporation.

                  (ii) Following the effective date of this Certificate of
            Amendment, each certificate representing shares of Class A Common Stock and Class B Common Stock shall be deemed to be a certificate representing an equal number of shares of Common Stock.

                  (b) Preferred Stock. Pursuant to Section 151 of the Delaware
            General Corporation Law, the Board of Directors of the Corporation is authorized to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions
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            thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law.

            2. Paragraph (b)(ii) of Article FIFTH of the Charter is amended to read as follows:

                  (ii) All certificates representing Common Stock or any other voting stock of the Corporation are subject to the restrictions set forth in this Article FIFTH.

            3. The definition of the term "Qualified Holder" of Article TWELFTH of the Charter is amended by replacing the reference to "Class A Common" therein with "Common Stock".

            4. At each other place in the Charter the terms "Class A Voting Common Stock" and "Class A Common Stock" are amended to instead read, in each case, "Common Stock".

            5. Paragraphs 8(i)-(v) of the Certificate of Designation of the Series C Voting Preferred Stock are amended to read in their entireties as follows:

                  (8) Conversion Rights. (i) The Series C Voting Preferred Stock
            shall be convertible at any time into common stock of the Corporation on the basis set forth below. Except to the extent otherwise provided in this paragraph 8, each share of Series C Voting Preferred Stock shall be convertible into 1.364 shares of common stock of the Corporation (the "Common Stock").

                     (ii) On or before the earlier of (a) April 30, 1994 (or, if later, 30 days after the audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 1993 have been made available to the Unions) or (b) 10 days after the filing with the Securities and Exchange Commission of a registration statement relating to an underwritten initial public offering of the Common Stock representing not less than 10% of the Common Stock outstanding on a fully diluted basis after giving effect to such offering, each of (x) the Trustees of the Trusts and Separate Arrangements, (except for those Trusts and Separate Arrangements for the benefit of ALPA employees who are members of the Air Line Pilots Association International ("ALPA"), or the trust beneficiaries to the extent specified below); and (y) ALPA with respect to the Trusts and Separate Arrangements for the benefit of ALPA employees, shall
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            have the right (A) to convert each share of Series C Voting
            Preferred Stock held by such Trust or Separate Arrangement into
            1.909 shares of Common Stock and (B) to receive, in respect of all future contributions to such Trust or Separate Arrangement, Common Stock in lieu of Series C Voting Preferred Stock, at the same conversion rate specified in clause (A) above; provided, however, that such right may be exercised with respect to some or all of the shares of Series C Voting Preferred Stock held or to be received by such Trust or Separate Arrangement but may be exercised not more than once. The right set forth in this paragraph 8(ii) is referred to herein as the "Special Conversion Option." The Special Conversion Option may be exercised by the trust beneficiaries with respect to stock allocated to their accounts only if the Corporation has previously filed a registration statement with the Securities and Exchange Commission with respect to the Common Stock to be received upon exercise of such option.

                      (iii) [DELETED]

                      (iv) [DELETED]

                      (v) Each share of Series C Voting Preferred Stock shall
            automatically convert into 1.364 shares of the Common Stock upon the sale, transfer, exchange or other disposition of record or beneficial ownership of such share to (or with) any person who is not a Qualified Holder (a "Non-Qualified Sale").

            I further certify that the foregoing amendments of the Second Amended and Restated Certificate of Incorporation of the Corporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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            IN WITNESS WHEREOF, NORTHWEST AIRLINES CORPORATION has caused this
Certificate of Amendment to be signed by Douglas M. Steenland, Senior Vice President, Secretary and General Counsel, and attested by Michael L. Miller, Assistant Secretary, this ____ day of April, 1998.


                                      NORTHWEST AIRLINES CORPORATION


                                      By
                                            ----------------------------
                                            Senior Vice President,
                                            Secretary and General Counsel


ATTEST:

      ----------------------------
      Assistant Secretary